UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 10, 2002
                                                          --------------


                           Constellation Brands, Inc.
                           --------------------------
             (Exact name of registrant as specified in its charter)


                                    001-08495
                                    ---------
                            (Commission File Number)

         Delaware                                                16-0716709
         --------                                                ----------
     (State or other                                        (IRS Employer
      jurisdiction of                                        Identification No.)
      incorporation)


             300 WillowBrook Office Park, Fairport, New York   14450
             -------------------------------------------------------
            (Address of principal executive offices)       (Zip Code)


                                 (585) 218-2169
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

Constellation Brands, Inc. released the following information on April 10, 2002:

         CONSTELLATION POSTS 21% FISCAL 2002 EARNINGS PER SHARE INCREASE

Company expects continued double-digit earnings growth and announces stock split

FAIRPORT, NEW YORK, April 10, 2002 - Constellation Brands, Inc. (NYSE: STZ and STZ.B) today reported record diluted earnings per share before an extraordinary item of $3.14 for the twelve months ended February 28, 2002 ("Fiscal 2002") and $0.63 for the three months ended February 28, 2002 ("Fourth Quarter 2002"). The full year earnings are a 21 percent increase over the prior year, exceeding the Company's estimates and the fourth quarter results are 31 percent higher than the prior year. Including an extraordinary item, Constellation reported diluted earnings per share of $3.11 and $0.60 for Fiscal 2002 and the Fourth Quarter 2002, respectively. The Company also announced a two-for-one stock split of both its Class A and Class B shares to be distributed on or about May 13, 2002, to stockholders of record on April 30, 2002.
     Constellation President and CEO Richard Sands said, "Despite a challenging economic environment, our sales grew organically by 8 1/2 percent and 18 percent with acquisitions, our 21 percent earnings increase continued our record of double-digit growth and we generated approximately $430 million of EBITDA." Mr. Sands remarked, "We also successfully managed an unprecedented year, making four excellent acquisitions and forming an exciting joint venture. Each acquisition benefited from leveraging our distribution strength and marketing skills." Sands noted, "Constellation's performance is testament to a successful operating strategy and our broad, growing and balanced portfolio of leading beverage alcohol brands."
     Mr. Sands added, "Our fourth quarter results were bolstered by significant imported beer volume growth, increasing margins for our popular and premium wines, a rebound in fine wine volumes and continuing volume and market share gains in our U.K. wholesale business."
     Discussing the outlook, Mr. Sands said, "We expect our growth driver businesses - fine wine, U.K. wholesale and imported beer - to deliver excellent results next year and drive continued double-digit earnings per share growth beyond the four consecutive years we have already delivered. Our announced two-for-one stock split underscores our confidence in the Company's ability to deliver strong performance as well as our desire to develop greater investor participation in our Company. Constellation's top-line growth, margin improvements and deleveraging initiatives position us to build on our track record of growing earnings and delivering shareholder value."

CONSOLIDATED  RESULTS
     Net sales reached $674 million for Fourth Quarter 2002, a 24 percent increase over Fourth Quarter 2001. Approximately half of the growth resulted from the inclusion of brands acquired in the Turner Road Vintners and Corus acquisitions in March 2001, including Vendange, Talus and Alice White, and from the Ravenswood brand, which was acquired in July 2001 (collectively, the "Acquisitions"). Excluding the Acquisitions, net sales increased 12 percent; attributed primarily to growth in imported beer, fine wines and the U.K.
wholesale business. Net sales for Fiscal 2002 reached $2.8 billion, an 18 percent increase as compared to Fiscal 2001. Excluding the Acquisitions, net sales increased eight and one half percent for Fiscal 2002, led by imported beer,  fine  wines  and  the  U.K.  wholesale  business.
     Gross profit reached $221 million for Fourth Quarter 2002, a 34 percent Increase over Fourth Quarter 2001. The improvement in gross profit resulted from increased sales and a 250 basis point improvement in gross profit margin. The increase in gross profit margin to 32.8 percent resulted primarily from sales of higher margin brands from the Acquisitions. Gross profit and gross profit margin for Fiscal 2002 were $919 million and 32.6 percent, respectively, compared to $757 million and 31.6 percent for Fiscal 2001.
     Selling, general and administrative expenses were $146 million for Fourth Quarter 2002, a 36 percent increase from Fourth Quarter 2001. The increase was due to higher advertising and promotion costs associated with higher volumes and an increase in general operating expenses. Fourth Quarter 2002 selling, general and administrative expenses, as a percent of net sales, were 21.7 percent, compared to 19.7 percent over the same period a year ago, as a result of increases in general operating expenses and higher average advertising and promotional costs. For Fiscal 2002 selling, general and administrative expenses as a percent of net sales were 20.4 percent, virtually unchanged from the prior year.
     Operating income increased $17 million to reach $75 million for Fourth Quarter 2002, an increase of 30 percent. For Fiscal 2002, operating income was $342 million, a 26 percent increase over Fiscal 2001.
     Equity in earnings of Pacific Wine Partners, an equally owned joint venture with BRL Hardy, which commenced operations August 2001, was $0.6 million for Fourth Quarter 2002 and $1.7 million for Fiscal 2002. Pacific Wine Partners' sales, led by Australian import Banrock Station and Blackstone from California, improved 22% and 37% on a pro forma basis for Fourth Quarter 2002 and Fiscal 2002, respectively, versus the prior year comparable period.
     Net interest expense for Fourth Quarter 2002 was $28 million, virtually unchanged from $27 million a year ago. Lower average borrowing rates were offset by higher average debt levels related to the financing of the Acquisitions as well as additional interest expense associated with refinancing long-term debt during the quarter. Net interest expense for Fiscal 2002 was $114 million, up slightly from $109 million for Fiscal 2001.
     Net income and diluted earnings per share before an extraordinary item were $29 million and $0.63 in Fourth Quarter 2002, compared to $18 million and $0.48, respectively, in Fourth Quarter 2001. Fiscal 2002 net income and diluted earnings per share before an extraordinary item were $138 million and $3.14 compared to $97 million and $2.60 in Fiscal 2001.
     In order to lower its long- term financing costs, the Company refinanced $195 million 8 3/4% senior subordinated notes due 2003 with 8 1/8% senior subordinated notes due 2012. The Company incurred an extraordinary charge after taxes of $1.6 million, or $0.03 per diluted share, in Fourth Quarter 2002 related to fees that would have otherwise been amortized over the remaining two years of the notes.

IMPORTED  BEER  AND  SPIRITS  RESULTS
     Imported beer and spirits net sales grew 26 percent to $230 million for Fourth Quarter 2002, resulting from a 37 percent increase in beer sales and a five percent increase in spirit sales. Beer shipments were well ahead of annual run rates primarily driven by increased purchases of Mexican brands by wholesalers before a planned price increase that went into effect March 1, 2002. While the increased purchases in Fourth Quarter 2002 could negatively impact volume in First Quarter 2003, the price increase should partially offset the volume shift between quarters. The growth in spirits net sales resulted from increases in bulk whiskey sales and a two percent increase in branded spirit sales. Operating income for Fourth Quarter 2002 increased 12 percent due to higher beer sales, partially offset by increased general operating expenses. For Fiscal 2002, net sales grew 11 percent to reach $1.0 billion driven by volume growth in imported beer, primarily the Mexican portfolio: Corona Extra, Corona Light, Modelo Especial, Pacifico and Negra Modelo. Fiscal 2002 and Fiscal 2001 operating income was $179 million and $168 million, respectively, an increase of 7 percent.

POPULAR  AND  PREMIUM  WINE  RESULTS
     Popular and premium wine net sales for Fourth Quarter 2002 increased 23 percent to $215 million. The increase resulted from the addition of sales from brands acquired in the Turner Road Vintners and Corus acquisitions, partially offset by lower bulk wine sales and other branded wine sales. Excluding the acquired brands, branded net sales declined three percent on lower volume.
     Operating income reached $29 million for the quarter, an increase of $13 million or 83 percent compared to the prior year. The increase was the result of additional profits from the acquired brands and the positive impact of lower grape prices.
     Net sales and operating income for Fiscal 2002 were $863 million and $105 million, respectively, compared to $692 million and $50 million the prior year. Excluding the acquisitions, branded wine sales were down one percent in Fiscal 2002 on slightly lower volume.

U.K.  BRANDS  AND  WHOLESALE  RESULTS
     U.K brands and wholesale net sales for Fourth Quarter 2002 were $193 million versus $172 million reported for the comparable quarter a year ago, an increase of 12 percent. Wholesale sales increased 17 percent for Fourth Quarter 2002 driven by strong sales to regional and national accounts. Branded sales grew four percent led by increases in wine sales partially offset by declines in cider sales. Wine sales continue to be led by Stowells of Chelsea and the California wine portfolio, particularly Paul Masson, Estate Cellars and
Nathanson Creek. Operating income for Fourth Quarter 2002 was $7 million, slightly lower when compared to the prior year as profits from the higher sales were offset by increased investments in brand building initiatives.
     Net sales for Fiscal 2002 were $793 million, an increase of 15 percent over the prior year. Operating income for Fiscal 2002 declined slightly to $47 million as profits from increased sales were offset by increased investments behind wine and cider brands.

FINE  WINE  RESULTS
     Fine wine net sales for Fourth Quarter 2002 were $41 million versus $22 million reported for the comparable quarter last year, an increase of 86 percent. This growth is due to a combination of increased sales of the Ravenswood brand, which was acquired during July 2001, and double-digit volume gains across the rest of the portfolio; led by Veramonte, Estancia and Simi. Excluding Ravenswood, net sales increased $7 million, or 32 percent, driven almost exclusively by volume gains. As a result of the higher net sales, operating income increased 86 percent, reaching $11 million.
     Net sales and operating income for Fiscal 2002 were $142 million and $39 million, respectively, an increase of 53 percent and 60 percent compared to Fiscal 2001. Excluding the Ravenswood acquisition, net sales increased 17 percent for Fiscal 2002 due to volume gains.

STOCK  SPLIT  DETAILS
     The Company's Board of Directors has approved a two-for-one stock split of both the Company's Class A Common Stock and Class B Common Stock to be distributed in the form of a stock dividend on or about May 13, 2002, to stockholders of record on April 30, 2002. Pursuant to the terms of the stock dividend, each holder of Class A Common Stock will receive one additional share of Class A stock for each share of Class A stock held, and each holder of Class B Common Stock will receive one additional share of Class B stock for each share of Class B stock held. The financial statements included in this press release do not reflect the effect of this stock split.

OUTLOOK
     The following statements are management's current expectations for the Company's three months ending May 31, 2002 ("First Quarter 2003"), and fiscal year ending February 28, 2003 ("Fiscal 2003"). These statements reflect the adoption of Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." Guidelines of SFAS 142 do not allow for restatement of prior year results, but pro forma presentation of earnings per share is required. If the standard was adopted during Fiscal 2002, the Company's reported operating income would be approximately $27.3 million higher, or $0.43 per share, versus our earlier stated estimate of $24 million. These statements are made as of the date of this press release and are forward-looking. These statements do not take into account the impact of the two-for-one stock split. Actual results may differ materially from these expectations due to a number of risks and uncertainties.

- Diluted earnings per share for First Quarter 2003 are expected to be within a range of $0.70 to $0.74 versus pro forma diluted earnings per share adjusted for SFAS 142 of $0.67 for First Quarter 2002.

- Diluted earnings per share for Fiscal 2003 are expected to be within a range of $3.96 to $4.04 versus pro forma diluted earnings per share before an extraordinary item adjusted for SFAS 142 of $3.57 for Fiscal 2002.

STATUS OF BUSINESS OUTLOOK
     During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook (collectively, the "Outlook"). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Outlook as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning May 18, 2002, Constellation will observe a "Quiet Period" during which the Outlook no longer constitutes the Company's current expectations. During the Quiet Period, the Outlook should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the Company. During the Quiet Period, Constellation's representatives will not comment concerning the Outlook or Constellation's financial results or expectations. The Quiet Period will extend until the day when Constellation's next quarterly Earnings Release is published, presently scheduled for Thursday, June 27, 2002.

FORWARD-LOOKING  STATEMENTS
     The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company's forward-looking statements are based on management's current expectations and unless otherwise noted do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated diluted earnings per share for First Quarter 2003, and (ii) the Company's estimated diluted earnings per share for Fiscal 2003, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the Company achieving certain sales projections or meeting certain cost targets; wholesalers and retailers may give higher priority to products of our competitors; raw material supply, production or shipment difficulties could adversely affect our ability to supply our customers;
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for our products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in federal and state excise taxes on beverage alcohol products; changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2001.

ABOUT  CONSTELLATION
     Constellation Brands, Inc. is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom and is a leading independent drinks wholesaler in the United Kingdom. As the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier  of  distilled  spirits,  Constellation  is  the  largest single-source supplier of these products in the United States. In the United Kingdom, Constellation is a leading marketer of wine and the second largest producer and marketer of cider. With its broad product portfolio, Constellation believes it is distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in Constellation's portfolio include: Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice
White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

                             CONFERENCE CALL DETAILS

     A conference call to discuss the quarterly and full year results will be hosted by Richard Sands, Chairman and CEO, and Tom Summer, Executive Vice President and CFO, on Thursday, April 11, 2002, at 11:00 a.m. EST. The conference call can be accessed by dialing 412-858-4600. A live listen-only web cast of the conference call is available on the Internet at Constellation's web site: www.cbrands.com under "Investor Information." If you are unable to participate in the conference call, there will be a replay available on Constellation's web site or by dialing (877) 344-7529 or (412) 858-1440 from approximately 1:30 p.m. EST on Thursday, April 11, 2002, through 12:00 a.m. EST on Friday, April 19, 2002.

Digital  Playback Instructions - Courtesy of ChorusCall
-------------------------------------------------------
1.    Dial 877-DIG-PLAY (877-344-7529 / toll-free) or 412-858-1440.

2.    Enter '940' when prompted for your account number followed by the # sign.

3.    Please press '1' to play a recorded conference.

4. Please enter '277601' when prompted to enter the conference number followed by the # sign.

5. Please clearly state your name and company name when prompted to do so followed by any key.

6.    Please press '1' to begin the conference playback.

--------------------------------------------------------------------------------

           CONDENSED  CONSOLIDATED  FINANCIAL  STATEMENTS  FOLLOW


                     CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (in thousands)

                                              February 28, 2002  February 28, 2001
                                              -----------------  -----------------
ASSETS
------
CURRENT ASSETS:
  Cash and cash investments                   $           8,961  $         145,672
  Accounts receivable, net                              383,922            314,262
  Inventories, net                                      777,586            670,018
  Prepaid expenses and other current assets              60,779             61,037
                                              -----------------  -----------------
    Total current assets                              1,231,248          1,190,989
PROPERTY, PLANT AND EQUIPMENT, net                      578,764            548,614
OTHER ASSETS                                          1,259,373            772,566
                                              -----------------  -----------------
  Total assets                                $       3,069,385  $       2,512,169
                                              =================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Notes payable                               $          54,775  $           4,184
  Current maturities of long-term debt                   81,609             54,176
  Accounts payable                                      153,433            114,793
  Accrued excise taxes                                   60,238             55,954
  Other accrued expenses and liabilities                245,155            198,053
                                              -----------------  -----------------
    Total current liabilities                           595,210            427,160
LONG-TERM DEBT, less current maturities               1,293,183          1,307,437
DEFERRED INCOME TAXES                                   163,146            131,974
OTHER LIABILITIES                                        62,110             29,330
STOCKHOLDERS' EQUITY                                    955,736            616,268
                                              -----------------  -----------------
  Total liabilities and stockholders' equity  $       3,069,385  $       2,512,169
                                              =================  =================

                           CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (in thousands, except per share data)

                                                 For the Three        For the Three
                                                  Months Ended         Months Ended      Percent
                                               February 28, 2002    February 28, 2001    Change
                                               -----------------    -----------------    -------
Gross sales                                    $         859,935    $         717,657        20%
Net sales                                      $         673,544    $         544,038        24%
Cost of product sold                                    (452,537)            (379,148)       19%
                                               -----------------    -----------------
  Gross profit                                           221,007              164,890        34%
Selling, general and administrative expenses            (146,273)            (107,428)       36%
                                               -----------------    -----------------
  Operating income                                        74,734               57,462        30%
Equity in earnings of joint venture                          639                 -           n/a
Interest expense, net                                    (27,781)             (26,834)        4%
                                               -----------------    -----------------
  Income before income taxes and
    extraordinary item                                    47,592               30,628        55%
Provision for income taxes                               (19,037)             (12,251)       55%
                                               -----------------    -----------------
  Income before extraordinary item                        28,555               18,377        55%
Extraordinary item, net of income taxes                   (1,554)                -           n/a
                                               -----------------    -----------------
  Net income                                   $          27,001    $          18,377        47%
                                               =================    =================

Earnings per common share:
  Basic:
  Income before extraordinary item             $            0.65    $            0.50        30%
  Extraordinary item, net of income taxes                  (0.04)                -           n/a
                                               -----------------    -----------------
  Earnings per common share - basic            $            0.61    $            0.50        22%
                                               =================    =================

  Diluted:
  Income before extraordinary item             $            0.63    $            0.48        31%
  Extraordinary item, net of income taxes                  (0.03)                -           n/a
                                               -----------------    -----------------
  Earnings per common share - diluted          $            0.60    $            0.48        25%
                                               =================    =================

Weighted average common shares outstanding:
  Basic                                                   43,946               37,053        19%
  Diluted                                                 45,387               38,040        19%

Segment Information:
Net sales:
  Imported Beer and Spirits
    Imported Beer                              $         165,365    $         120,786        37%
    Spirits                                               64,911               61,540         5%
                                               -----------------    -----------------
      Net sales                                $         230,276    $         182,326        26%
  Popular and Premium Wine
    Branded                                    $         200,099    $         154,449        30%
    Other                                                 14,816               20,594       -28%
                                               -----------------    -----------------
      Net sales                                $         214,915    $         175,043        23%
  U.K. Brands and Wholesale
    Branded                                    $          63,995    $          61,572         4%
    Wholesale                                            129,232              110,251        17%
                                               -----------------    -----------------
      Net sales                                $         193,227    $         171,823        12%
  Fine Wine                                    $          40,931    $          22,015        86%
  Eliminations                                 $          (5,805)   $          (7,169)      -19%
                                               -----------------    -----------------
Consolidated net sales                         $         673,544    $         544,038        24%
                                               =================    =================

Operating income:
  Imported Beer and Spirits                    $          35,571    $          31,862        12%
  Popular and Premium Wine                                29,075               15,909        83%
  U.K. Brands and Wholesale                                7,113                7,934       -10%
  Fine Wine                                               10,854                5,836        86%
  Corporate Operations                                    (7,879)              (4,079)       93%
                                               -----------------    -----------------
Consolidated operating income                  $          74,734    $          57,462        30%
                                               =================    =================


                           CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (in thousands, except per share data)

                                                 For the Year         For the Year
                                                     Ended                Ended          Percent
                                               February 28, 2002    February 28, 2001    Change
                                               -----------------    -----------------    -------
Gross sales                                    $       3,633,958    $       3,154,294        15%
Net sales                                      $       2,820,503    $       2,396,685        18%
Cost of product sold                                  (1,901,462)          (1,639,230)       16%
                                               -----------------    -----------------
  Gross profit                                           919,041              757,455        21%
Selling, general and administrative expenses            (576,560)            (486,587)       18%
                                               -----------------    -----------------
  Operating income                                       342,481              270,868        26%
Equity in earnings of joint venture                        1,667                 -           n/a
Interest expense, net                                   (114,189)            (108,631)        5%
                                               -----------------    -----------------
  Income before income taxes and
    extraordinary item                                   229,959              162,237        42%
Provision for income taxes                               (91,984)             (64,895)       42%
                                               -----------------    -----------------
  Income before extraordinary item                       137,975               97,342        42%
Extraordinary item, net of income taxes                   (1,554)                -           n/a
                                               -----------------    -----------------
  Net income                                   $         136,421    $          97,342        40%
                                               =================    =================

Earnings per common share:
  Basic:
  Income before extraordinary item             $            3.23    $            2.65        22%
  Extraordinary item, net of income taxes                  (0.04)                -           n/a
                                               -----------------    -----------------
  Earnings per common share - basic            $            3.19    $            2.65        20%
                                               =================    =================

  Diluted:
  Income before extraordinary item             $            3.14    $            2.60        21%
  Extraordinary item, net of income taxes                  (0.03)                -           n/a
                                               -----------------    -----------------
  Earnings per common share - diluted          $            3.11    $            2.60        20%
                                               =================    =================

Weighted average common shares outstanding:
  Basic                                                   42,752               36,723        16%
  Diluted                                                 43,912               37,375        17%

Segment Information:
Net sales:
  Imported Beer and Spirits
    Imported Beer                              $         758,800    $         659,371        15%
    Spirits                                              288,568              285,743         1%
                                               -----------------    -----------------
      Net sales                                $       1,047,368    $         945,114        11%
  Popular and Premium Wine
    Branded                                    $         791,331    $         610,399        30%
    Other                                                 71,469               81,361       -12%
                                               -----------------    -----------------
      Net sales                                $         862,800    $         691,760        25%
  U.K. Brands and Wholesale
    Branded                                    $         297,344    $         286,910         4%
    Wholesale                                            495,549              404,209        23%
                                               -----------------    -----------------
      Net sales                                $         792,893    $         691,119        15%
  Fine Wine                                    $         142,189    $          93,115        53%
  Eliminations                                 $         (24,747)   $         (24,423)        1%
                                               -----------------    -----------------
Consolidated net sales                         $       2,820,503    $       2,396,685        18%
                                               =================    =================

Operating income:
  Imported Beer and Spirits                    $         178,805    $         167,680         7%
  Popular and Premium Wine                               104,781               50,390       108%
  U.K. Brands and Wholesale                               47,270               48,961        -3%
  Fine Wine                                               39,169               24,495        60%
  Corporate Operations                                   (27,544)             (20,658)       33%
                                               -----------------    -----------------
Consolidated operating income                  $         342,481    $         270,868        26%
                                               =================    =================

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            CONSTELLATION BRANDS, INC.


Dated:  April 11, 2002                      By: /s/ Thomas S. Summer
                                                --------------------------------
                                                Thomas S. Summer, Executive Vice
                                                President and Chief Financial
                                                Officer

                                INDEX  TO  EXHIBITS

(1)  UNDERWRITING  AGREEMENT

     Not Applicable.

(2)  PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

     Not Applicable.

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

     Not Applicable.

(16) LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

     Not Applicable.

(17) LETTER RE DIRECTOR RESIGNATION

     Not Applicable.

(20) OTHER DOCUMENTS OR STATEMENTS TO SECURITY HOLDERS

     Not Applicable.

(23) CONSENTS OF EXPERTS AND COUNSEL

     Not Applicable.

(24) POWER OF ATTORNEY

     Not Applicable.

(27) FINANCIAL DATA SCHEDULE

     Not Applicable.

(99) ADDITIONAL EXHIBITS

     None